Exhibit 99.1

OPTION CARE, INC.

Moderator:  Raj Rai

November 4, 2003

9:00 am CT

Operator:               Good morning.  My name is Theresa, and I will be your conference facilitator.  At this time, I would like to welcome everyone to the Option Care Third Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the star then the number two on your telephone keypad.  Thank you.  Mr. Rai, you may begin your conference.

Raj Rai:                   Good morning.  Thank you for joining our third quarter earnings conference call.  Also participating on the call with me are Rick Smith, our President and Chief Operating Officer; Paul Mastrapa, our Chief Financial Officer; and Joe Bonaccorsi, our Legal Counsel.

By now, you should have received a copy of the press release issued by the company this morning.  If you have not received it, please call Leticia Carrillo at 847-229-7731, and it will be faxed to you promptly.

Please be advised in keeping with the SEC Reg. FD guidelines, this call may be accessed by web cast through Option Care’s web site at www.optioncare.com.

Any remarks that Option Care may make about future expectations, plans, and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in Option Care’s annual report on Form 10K for the year ended December 31, 2002, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change. While it may elect to update these forward-looking statements at some point in the future, Option Care specifically disclaims any obligations to do so.

Now, I would like to give the highlights for the quarter.  Rick and Paul will give the updates on the operations and key financial highlights later in the call.

As discussed previously and noted in the press release issued this morning, we reported $82 million in revenues for the third quarter.  This represented a 5% growth on a same store basis from the same timeframe in 2002.

The earnings for the quarter were a loss of 14 cents a share, which included restructuring costs, certain one time charges and additional bad debt reserves for our Texas operations of 24 cents a share.

Prior to the impact of these charges, our earnings for the quarter were 10 cents a share.  We remain focused on cash flow and continue to make progress.  We were cash flow positive from operations by $10 million in the (third) quarter, a further improvement from the second quarter.

Sales were essentially flat in the third quarter from the second quarter of this year after we factored out the seasonal sales of Synagis.  A number of issues resulted in lower than expected sales volume.

Within the home infusion, sluggish admissions as witnessed by hospitals nation wide and shorter duration of therapies resulted in essentially flat sales.  In addition, sales for a managed care driven specialty pharmacy remained flat, and we saw a shift towards lower margin products.  These factors coupled with high costs related to liability health insurance resulted in lower than expected earnings.

In the third quarter, we took immediate steps to bring our costs in line with the current level of sales and streamlined our operations and have effectively restructured our organization.

These are the following steps we took in the third quarter:  first, we eliminated the middle management of the field operations to gain more visibility of our operations and effectively communicate the company’s strategy and tactical plans to the general managers; combined the specialty pharmacy and the infusion businesses in Ann Arbor and Fort Lauderdale to eliminate any redundant overhead costs.  We reduced operating overhead in almost every branch location and the corporate office.

We also exited an unprofitable home health nursing business in our Fort Lauderdale location.  And finally, we hired a new Vice President of Sales to manage both our home infusion and specialty pharmacy businesses and have revamped the Sales organization that would drive the top line growth.

As I had mentioned in our previous call, our focus in the fourth quarter and moving forward revolves around growth and controlling costs.  We have revamped the Sales organization that can effectively cross sell both our home infusion and specialty pharmacy services to managed care organizations, manufacturers, and physicians.

In addition, to augment our sales efforts, we have hired Kirby Ryan, who has over 15 years of experience in pharmaceutical and specialty pharmacy industries.  Kirby will be responsible for all sales efforts to execute our manufacturer driven specialty pharmacy business, which includes developing relationships with biotech manufacturers and launching new products.

As we see today, we have stability in our sales from the third quarter.  In addition, we are focused in launching Synagis and Xolair and are excited about the opportunities for growth.

They’re increasing the momentum in our sales efforts in all our markets in both lines of businesses.  We expect revenues in the fourth quarter to be in the range of $90 to $91 million and earnings in the range of 16 to 17 cents a share.

While we focus on top line growth, we remain focused on controlling costs, improving profitability through high margin therapies, and finally cash flow.  We’re also looking for opportunistic acquisitions and remain optimistic of the opportunities, particularly in the home infusion segment.

We are currently working on our business plan for next year and will issue guidance for 2004 by the end of this year.  I will now turn the call over to Rick Smith, our President and Chief Operating Officer.

Rick Smith:            Thanks Raj, morning everyone.  We stated several weeks ago that we had substantially completed our reorganization of sales and the operating structure of the company.

We have spent the time since that announcement rapidly bringing urgent focus to renewed sales growth and operational efficiencies.  We announced that Don Carlberg had joined us as Vice President of Sales and that all sales execution for the entire company was now directed through Don.

We’ve added additional managed tier sales professionals and have increased the focus of our physician’s sales force.  We also increased our sales leadership with the addition of Kirby Ryan, who will focus on growing our sales to manufacturers and in strengthening our specialty sales efforts.

We have had a significant amount of focus on generating revenue momentum into Q4 to position us well going into next year.  Over the last three weeks, we have identified many core and specialty revenue opportunities that exist in each of our markets.  We’ve also met with a number of payers to review opportunities for increased referral activity and pull-through opportunity.  We’ve also renewed the effort of the focus of the entire organization on increased sales of our core infusion services and higher margin specialty products.

Several new clinical programs have been introduced to the field during the third quarter, and we look to see a positive impact on core revenues in Q4.  We’ve also been creating awareness of our new Clinical Resource Network for clinical trials and post-marketing studies.

The interest from both manufacturers and biotech companies have been very encouraging.  On the operating side of the business, we have continued to upgrade our field management staff and focus on operating cost controls to ensure our operating efficiencies going forward.

We’ve continued to identify opportunities to improve our operating efficiencies.  We have taken significant steps to monitor that our cost reduction programs that we put in place are working as we have projected.

We have enhanced our management reporting systems and are improving our complex therapy staffing models at the local levels to ensure the delivery of low cost service.

We are also looking at ways to enhance our operating models to work better with our customers in all areas of customer service.  In the reimbursement area, the overall focus on a good front-end process in each of our locations has been successful.

We continue to see very good cash flow performance from our location.  We are very focused on reducing our days sales outstanding to the lowest level possible at each of our locations.

In the Texas market, the cash flow from current billings have been very positive.  We still have more work to do on cleaning up the old accounts, as we attempt to collect every single dollar from each payer on the old receivables.

However, the overall progress so far has been very good.  We will continue to strive to improve our cash flow generation and working capital management from each of our locations.

We continue to train our employees in order to create the most technical reimbursement talent in the industry.  We are also looking at our service model to enhance our future performance.

Overall, we are very confident that the changes we have made and will continue to make for a very positive impact on our Q4 results and position us very well going into 2004.  And, with that, I’ll turn it over to Paul Mastrapa.

Paul Mastrapa:     Thanks Rick and good morning.

For the third quarter, our revenue was $82.4 million, a 2% increase from the $80.9 million reported in the third quarter of 2002.  Prior to the revenues from the two operating locations sold earlier this year, same store growth for infusion and specialty pharmacy business was 5% for the quarter.

The net loss for the quarter was $3 million as compared to net income of $3.9 million for the third quarter of last year.  Loss per share was 14 cents as compared to earnings per share of 19 cents for the third quarter of 2002.

As previously announced, the company recorded a pre-tax charge of $8.7 million or 24 cents per diluted share during the third quarter.  Of the $8.7 million charge, $6.8 million pertains to additional bad debt reserves for our Texas operations, $1 million in restructuring costs, and $900,000 in an asset write down and other miscellaneous expenses.

For the nine months ended September 30, 2003, revenues increased 13% to $260 million from $229 million for the prior year period.  Net income for the first nine months, including the 24-cent charge, was $4.7 million, or 22 cents per diluted share, as compared to $11.1 million, or 53 cents per diluted share, in 2002.

Detailing the Q3 charges, during the second quarter conference call, we discussed our concern with approximately $7 million in aged receivables related to our Texas operations.

As we completed our analysis on the collectability of these receivables during the third quarter, which included a claim-by-claim review, we confirmed that these receivables have a high write off risk due to multiple issues and increased our reserves accordingly by $6.8 million.

The issues with these receivables include, for example, lack of proper payer authorization, timely filing limitations, lack of insurance coverage, or aged patient account balances.

On a positive note, as Rick mentioned, the operating team in Texas is in place.  And, we continue to see improving cash flow on short-term revenues and are committed to the market places we serve.

The restructuring costs incurred during the third quarter amounted to approximately $1 million.  These costs are primarily severance expenses and other related personnel costs.

Finally, the unusual costs during the quarter amounted to $900,000, which is comprised of $400,000 for an asset write down on development costs for our purchasing system currently under development; interest expense of $150,000 related to the final payment on an acquisition completed in 2002; and the remainder in other unusual costs, such as, expenses associated with the launch of Xolair.

The total charges in the third quarter are approximately $8.7 million; $7.4 million are non-cash related costs.  Overall gross profit for the third quarter declined to 30%, as compared to 31.4% for the prior year quarter due to a combination of the revenue mix between infusion and specialty pharmacy services, as well as therapy mix within our infusion business.

In terms of revenue mix, the higher margin infusion therapy services comprised 41.2% of revenues in the third quarter of this year, as compared to 43.1% for the prior year third quarter.

Infusion and related health care services gross profit was 40.2%, as compared to 42.1% for the prior year third quarter.  The reduced infusion gross profit is due to a shift towards higher cost antibiotic therapies.

Specialty pharmacy services gross profit was 19.2% for the third quarter of this year, as compared to 19.1% for the prior year period.  SG&A expenses as a percentage of revenues increased to 23% for the third quarter of 2003 prior to the $8.7 million charge, as compared to 21% last year.  The increase in operating expenses as a percentage of revenue was a result of the following factors:  incremental costs related to our infusion system information system implementation, corporate and field base reimbursement expenses, higher branch operating costs, launch costs for our clinical trial division, and other operating costs, in particular, liability insurance, health benefits, and the creation of an internal audit function.

Now to summarize cash flow, Option Care had another quarter of outstanding cash flow.  The company generated $10.4 million of positive operating cash flow during the third quarter.  Year to date, our cash flow from operations totals $23 million.

The cash used in investing activities for the quarter was $3.5 million broken down as follows:  $2.5 million for prior period acquisition obligations and $1 million for equipment purchases, infrastructure improvement, and revenue producing medical equipment.

The remaining contingent acquisition liability amounts to under $1 million.  Our strong cash flow is a reflection of our continued improvement in accounts receivable.

Day sales outstanding were 66 days at the end of the quarter, a decrease of 9 days from the previous quarter, primarily as a result of the additional reserves for the Texas operations.  However, day sales outstanding for our non-Texas locations were 64 days at the end of the third quarter, a reduction of 3 days from the previous quarter.  Lastly, we ended the third quarter virtually debt free with the cash balance offsetting minimal debt on the balance sheet.

For the fourth quarter, we expect revenues of $90 to $91 million.  The increase from the third quarter primarily attributable to the start of the Synagis season.  We expect earnings per share to range between 16 to 17 cents.

We’ll issue 2004 guidance late this year, as we complete our planning process.  Now, I’d like to ask the operator to open the call to questions.

Operator:               Thank you, sir.  As a reminder, at this time, if you would like to ask a question, please press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from Grant Jackson of First Analysis.

Grant Jackson:      Morning gentlemen.

Raj Rai:                   Morning.

Rick Smith:            Morning.

Paul Mastrapa:     Morning.

Grant Jackson:      A couple of questions.  Firstly, the expense for Xolair to start up that Xolair program, I’m wondering why you included that in the charge, rather than just as part of continuing operations.

And, then the second one was what kick starts revenue growth.  You know, what would you attribute to company-specific milestone?  And, what are industry factors, you know, amongst – within those industry factors, what’s the – so, what exactly are you looking for?

I know, we – talking about, you know, potentially a Medicare catalyst on the managed care side and for increasing those discharges from the infusion side.  Could you maybe elaborate on what you’re looking for?

Paul Mastrapa:     Grant, this is Paul.  Starting with the Xolair costs – you know, those are – those expenses are included in our continuing operations, as are all the charges that we’ve talked about.  Our objective in specifically highlighting the Xolair costs was to note it as an unusual expense in the quarter, as we’re launching that product.  You know, the total effect of our Xolair launch is, however, is fairly immaterial.

Rick Smith:            On the – this is Rick – on the revenue opportunities, on the core infusion through the managed care relationships, we have identified opportunities with our existing relationships where we have not fully explored the opportunities nor received our fair share of pull-through.

We have identified a number of our markets where we have good opportunities given our locations, our positions, and our staffing to generate some additional pull-through in the fourth quarter.

And, we also believe through our forecast and planning for next year, that there are significant market opportunity across the entire network to generate growth opportunity that we see given the renewed focus on getting faster pull-through and also the increased efforts on our physician sales force.

Grant Jackson:      And, would you – I guess, just reiterating what you said to some extent – was does that mean that you expect it to be more of a maturing of the new sales team and the restructuring process that will kick start sales rather than, say, any sort of industry factors or other things?

Rick Smith:            Yes, I think, clearly we anticipate a level of growth in the industry consistent with what the industry would expect.  But we believe through the heightened focus under Don’s leadership in bringing all of our sales force together, speaking as one company, but selling the flexibility of our distribution system and our clinical capability, that there’s been some untapped opportunities that have existed in our market place.  And, we’re running very hard to take advantage of our presence and our relationships to drive revenue growth.

Grant Jackson:      And, does that – you know, when you’re looking to these opportunities, from a strategic standpoint, does that mean you’re leaning towards, over the longer term, more towards the specialty side of the business or on the infusion and other home health side?

Rick Smith:            I think, what we’re leaning towards is a balanced opportunity of selling our clinical capabilities along all of our lines of business.  I think that there’s been a level of focus in the past, just given how fast the company’s grown and the opportunities presented to it, that given the reorganization, the restructuring that we’ve done, plus bringing in some fresh eyes to opportunity.

We have an opportunity to look at the entire company and see the great potential that we have in growing organically in all of our market places through the relationships we have and the new ones that we’ll develop in the rest of this year and into next year.

Grant Jackson:      Thanks.

Operator:               Your next question is from David MacDonald of Leerink Swann.

David MacDonald:         Good morning, guys.  Just, Rick, a quick follow up on that.  In terms of the sales force and you’re talking about additional pull through, etc., can you run through some of the metrics that the sales force is going to be judged by?  And, what their comp is tied to?  And, then any specific programs that have been launched out in the field that are new?  Or, is it just a case of more focus on existing clients?  And, then I have a couple of follow-ups.

Rick Smith:            Okay.  First of all, on the commission structure, we amended and re-launched our commission structure to the field sales people October 1st to make sure that there is a significant amount of Q4 focus on our higher margin, base business and specialty therapies.

We, also, had just brought in the managed care sales force in the last week and a half and have given them revenue specific goals to achieve with some good commission opportunities for success.

We’ve, also, had put down additional revenue targets for each of our branch locations to essentially run to achieve, given Q3 levels and Q4 focus, as well as 2004 focus.

The commission plan is essentially uncapped.  We want to drive performance and drive profitable therapies.  We also are identifying key clinical personnel within our organization that are relied on in terms of customer care, sales generation, sales consulting and have also included them in the bonus opportunities to drive a significant focus in the areas we want to see successfully growing our patient census.

As it relates to new clinical programs that we have rolled out, we mentioned that we did launch our new national hemophilia program in selected markets, where we don’t have a significant amount of business in this area.

We do have some level of patients.  And, we have some good product managers over this business that we think there’s some low hanging fruit that provides us some good opportunities in selected market places.

We also have been re-launching our nutrition program to both the owned locations and the franchise locations.  And, in addition, to some re-focus on some antibiotic opportunities in our local market place with a strategic alignment with a pump manufacturer.

We’re trying to differentiate ourselves and to re-establish our presence in the core area.  And, on the specialty side, we continue to focus on our opportunities, both in OptionMed and improving our mix and our pull-through.  And, then also, out of our Ann Arbor specialty division, continue to increase the growth hormone and the Hep-C and clearly also the Xolair opportunities that provide ourselves before and going to 2004.

On the Synagis side, we continue to drive a good focus in that area.  We have some good expectations in terms of the growth year over year going into this season having been selected as a national home health provider by MedImmune to deliver this important therapy.

So, we feel very good about the renewed focus, the opportunities for enhancing our relationships, and some renewed energy in the sales force every day that they take the field.

David MacDonald:         And, Rick, I realize it’s only about a month since our last update, but have you guys, you know, with focusing on some of the nutritional products, perhaps, have you guys seen or expect to see any change in the duration of patients?  Would you expect to see the duration of patients start to extend back out as we get into 2004?

Raj Rai:                   Well, the – David, this is Raj – the nutrition patients are typically longer duration patients.

David MacDonald:         Exactly.

Raj Rai:                   So, that’s really our hope and that’s the goal we are driving towards achieving.

David MacDonald:         Okay.  Paul, can you just quickly give me a DSO goal that you guys are looking for for 2004?  And, if I could just get a quick update on the IT systems, how many locations has this been rolled out to?  You know, where are we in that process?  Thanks.

Paul Mastrapa:     You know, as I mentioned, our total DSO’s, you know, are at about 66 days.  We think, there’s an opportunity to continue to improve our DSO’s through further tightening down of our reimbursement processes in the field through additional training.

And, in particular, through the greater utilization of electronic claims submission.  Our internal – it’s our internal goal overall, David, for 2004 is to continue to see – to drive a reduction in DSO’s.  We’d like to see ourselves in the mid-50’s.

David MacDonald:         Okay.

Paul Mastrapa:     But, again, depending upon how quickly we can move on some of these initiatives, it could be either better of right around there, but that’s our goal.

David MacDonald:         And, Paul, I would assume that’s the same store goal.  Because, I know that the acquisitions are going to impact your DSO’s.  And, their collections are typically higher.

Paul Mastrapa:     That’s correct.

David MacDonald:         Okay.

Rick Smith:            On the systems side, David.

David MacDonald:         Yep.

Rick Smith:            You know, we continue to roll out, during the third quarter and plan to roll out.  Given our fourth quarter initiatives and restructuring, we’ve slowed down the rest of the year of the additional implementations.

We’ll continue to do work behind the scenes in terms of strengthening the operating system and bringing the system here to corporate, internally.  Right now, it’s been outsourced to a outsource vender, a hosting vendor.

And, so that lease comes up early in next year.  So, we’re doing work to strengthen and bring control of that into our location.  I held off on the additional installations planned for Q4 because of the initiatives that we rolled out.

We wanted them to stay focused on generating revenue growth and driving the operating results that we desire.  And so we – you know – we are still mapping our plans to be substantially rolled out into 2004.

We’ll probably take this opportunity and this window to increase the functionality in a couple of areas of the system.  But, you know, right now our focus is on delivering our operating results and regaining the momentum going into 2004.

David MacDonald:         Okay, thanks guys.

Operator:               Your next question comes from Ann Barlow of Southwest Securities.

Ann Barlow:          Good morning.  A couple of questions.  Looking at your revenue targets for the fourth quarter, just wondered where you expect margins to go as far as D&A, your gross profits, bad debt levels, etc.

Because, there’s obviously, in our model at least, pretty significant improvement with the revenue targets you’ve got out there.  So, could you kind of walk us through your expectations?

Paul Mastrapa:     Sure, based upon our expectations, Ann, for the fourth quarter, I’d expect our gross, first off, the gross level, our overall gross margins to be somewhere between 28 to 29% with the reduction primarily being driven by the increase in our Synagis...

Ann Barlow:          Right.

Paul Mastrapa:     ...revenues.  In terms of our operating expenses, I’d expect to see those drop to about 19% of revenues, primarily – partially, as a result again of our growth in revenues, but also taking into account the cost reductions that we’ve implemented in the third quarter.

In terms of bad debts, I might expect bad debts to range around 2% to a little under 2%.  The – historically, we’ve run at around 2% to slightly over.  Part of the reason, over the last year or so, that’s been our run rate.

Part of it was, we were reserving at a higher rate in Texas, as we were dealing with our receivable issues.  Now, that we’ve booked the additional reserve, Texas is – and, we’ve got confidence in our short-term receivables – Texas is coming down to more of our same store run rate.

Ann Barlow:          Okay.  And, the D&A’s remain pretty much at this level?

Paul Mastrapa:     Yes, D&A is fairly consistent.  You know, our overall Cap Ex for the year is going to be at about – would expect to be at about $5.6 million.  We are about $1 million in Cap Ex for Q3 and expect to be no more than $1 million in Q4.

Next year, we’d expect to remain at around a $4 to $5 million range in terms of Cap Ex.  But, we’ll give more color on that when we issue our guidance for next year.

Ann Barlow:          All right, thanks.

Operator:               Your next question comes from Mitra Ramgopal from Sidoti.

Mitra Ramgopal:   Yes, hi good morning guys, just a couple of questions.  With regards to the EPS guidance for the fourth quarter, how much of the increase sequentially is as a result of the cost saving restructuring you have just completed?

And, if you can give us some color, also, with regards to your expectations – instead of just revenue, relative to what we saw in the first quarter or 4Q of last year.

Paul Mastrapa:     Hi, Mitra.  In terms of the Synagis revenues, our goal, as Rick mentioned overall, is to grow that, you know, by approximately 20 to 25%, which has been, I think, consistent with what MedImmune is looking for overall growth and taking into account our sales efforts.

However, that’s for the season.  One of the things that we’re seeing in terms of Synagis is some payors are pushing back the start date of the season to the beginning of November, which doesn’t effect the overall revenues in the season.

Because, it ends up extending it on the back end.  But, it may affect the overall growth rate that we see in the fourth quarter.  You know, we’re just starting to get some visibility and so it’s really too early to tell what that’s going to be.

In terms of the – in terms of our Q4 guidance, as we said in the pre-release, we expect 5 cents of savings per quarter.  The net savings per share on the cost reductions that we’ve implemented and those are factored into our estimates for the fourth quarter.

We’re monitoring that on a daily and weekly basis depending on the expense and have a high degree of confidence that the changes that we’ve implemented and the impacts that they’re going to have.

Mitra Ramgopal:   Thanks.

Operator:               Your next question comes from John Ransom of Raymond James.

Tony Redding:     Hey guys, this is Tony Redding for John Ransom.  Just had a quick question for you regarding your thoughts on the proposed AWP reforms as it relates to Medicare drug reimbursement.  And, I guess, the latest proposal out there suggests going from AWP minus 5 to AWP minus 15.  And, then I guess, in 2005, going to an ASP plus 4% reimbursement methodology.  And, specifically, I was wondering, first, what your thoughts were on how that ASP might play out?  And, second, what impact or implications that might have longer term for your oncology business?  I think, it would be – would push more doctors out of the business and enable you to maybe increase your share of that market and add some new contracts.

Raj Rai:                   Tony, this is Raj.  As for the regulation concerned with the AWP reform, you know, first of all, the Medicare exposure that we have is minimal.  Number two, it will be a pretty complex process to determine or develop the ASP.  So, it would be very hard for me to comment on what that would mean to our business in terms of reimbursement and pricing.

Tony Redding:     Got you.

Raj Rai:                   And, as far as the longer term impact to our managed care driven, you know, specialty business, I see tremendous opportunities, obviously, as this change goes through.  We’ll have a greater opportunity and visibility with – not only with Medicare – but also with other managed care entities who’ve sort of been holding back on making decisions on removing the reimbursement away from the physician’s office to companies like ourselves.

Tony Redding:     Got you, thank you.  And, quick follow up, what is your latest payer mix?  Do you have that available?

Raj Rai:                   Yes, we are about 82% managed care and the remainder is a combination of Medicaid and Medicare.

Tony Redding:     Great, thanks a lot.  I appreciate it.

Operator:               As a reminder to the participants, if you do have a question, please press star then the number one on your telephone keypad.  Your next question is a follow up question from Grant Jackson of First Analysis.

Grant Jackson:      Raj, could you comment on the competitive environment in specialty as well as industry growth?  I guess, one thing, are you seeing managed care organizations pressuring utilization at all?  And, does that in any cramping industry growth?

And, then on, you know, on the competitive environment front, the PBM’s of – have posted pretty big specialty increases and trying to figure out where they’re getting it from, whether it’s in, you know, some of the lower margin therapies, higher margin therapies or – and, you know, what that means for your business?

Raj Rai:                   Grant, first of all, the whole specialty pharmacy segment is pretty substantial.  So, as it gets more competitive, obviously, we’ll have to tweak our model a little bit to be in line with where competition is going.

As far as managed care is concerned, obviously, they’re always looking to lower your position, lower costs.  And, you know, we have a good strategy working with the managed care organization.

And, we have a strategy in place to work with those managed care organizations.  And, with the explosion of new drugs, I think, the industry is poised to grow.

Managed care is going to look for a partner, who can help, number one, deliver those pharmaceuticals along with working with the manufacturers to their members at a reasonably priced product, as well as service.  So, we have – we see good opportunities in that industry.

Grant Jackson:      Do you have an estimate of what you think the industry will grow over the next year?  It seems like a lot of people are ratcheting down expectations.

Raj Rai:                   Again, it’s going to be based with, you know, with how new products come out in the market place, Grant.  And – but, I – we see the 10 to 15% growth rate as an attainable number for that growth.

Grant Jackson:      Okay, for your growth or just using – or for the industry as a whole?

Raj Rai:                   Both.

Grant Jackson:      Okay.

Operator:               Your next question is from Jeff Allen of Silvercrest Asset Management.

Jeff Allen:              Hi, good morning.  Just wondered if you could comment on how sales are going so far in the fourth quarter?  And, secondly, just wanted to ask about how you get comfortable removing some of the middle management in the field?

You know, I guess the IT systems would help would that.  But, it seems like you’re slowing down the implementation there.  So, you know, how do you sort of get comfortable with having fewer people in the middle management?

Rick Smith:            First of all, on the early indications on Q4 sales, we’re seeing early results of our efforts and our focus.  You know, we are continuing to focus on the two months that we have left as well, to continue to stair step.

The fourth quarter is typically a good, strong seasonal quarter on the core infusion side.  And, we’re also seeing some opportunities to perhaps get some pull through on the specialty businesses as well.

As it relates to the information system or the elimination of management in the field level, we have enhanced our management reporting systems here corporately to where we have access from the local level of a lot of our operating statistics, our revenue generation, revenue we bill each day.

And, so from a management reporting system, we have good visibility.  We have a closeness with our field operations and our general managers to the operating structure we put in place to ensure that we hit our objectives.

So, we feel that we really don’t lose anything by the delay in the roll out of Emphsys.  But, we increased our focus in the other programs and the other work that we’ve been doing, in order to come together closer as an organization with higher levels of communication.

Jeff Allen:              Okay, and so, to just ask again, on fourth quarter sales so far, is there the growth in the fourth quarter is in line with what you’re expecting for the quarter as a whole?

Rick Smith:            Yes.

Jeff Allen:              Okay, thanks.

Operator:               Once again, if you do have a question, please press star then the number one on your telephone keypad.

Gentlemen, I’m showing no further questions at this time.  Do you have any closing remarks?

Raj Rai:                   Yes.  Thank you, everybody for joining our call.  We will look forward in speaking to you shortly at the end of the year.  Thanks.

Operator:               Thank you for participating in today’s Option Care Third Quarter Earnings Conference Call.  You may now disconnect.

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